Exhibit 99.1

Ampio Completes Enrollment in Pivotal Clinical Trial of AMPION™

ENGLEWOOD, Colo., March 29, 2016 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) announced today that enrollment is now complete in the PIVOT trial of Ampion™ for the treatment of pain due to osteoarthritis-of-the-knee (OAK).

Michael Macaluso, Ampio’s CEO explained: “The PIVOT trial is a randomized, placebo-controlled, double-blind study to evaluate the efficacy and safety of an intra-articular injection of AMPION™ in adults with pain due to osteoarthritis of the knee that was conducted in accordance with a Special Protocol Assessment (SPA) issued by the FDA. A Special Protocol Assessment (SPA) is a written agreement between the FDA and the sponsor company (Ampio Pharmaceuticals), which defines the clinical trial end-points required for approval and significantly reduces the risk of bringing a drug to market. This second pivotal trial is clinically identical to the previously successful Spring Study, which was confirmed by the agency as one of the two pivotal trials required for approval. Our goal is to meet the clinical obligations for a novel biologic, a special designation that comes with 12 years of market exclusivity.

When we commenced the PIVOT Phase III Study in September 2015, we estimated the trial to require 484 patients. However the written guidance from the FDA required 464 patients, powered at 88%. The trial closed at 480 patients with approximately 60% of the patients already completing the 12-week period following dosing. Accordingly, we expect final results to be available mid-year 2016. A full description of the trial is outlined at:

https://clinicaltrials.gov/ct2/show/NCT02556710?term=ampion&rank=2%20%E2%80%9C.”

About Osteoarthritis

Osteoarthritis is the most common form of arthritis, affecting over 27 million people in the United States. It is a progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. The incidence of developing osteoarthritis of the knee or hip over a lifetime is approximately 46% and 25%, respectively. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. Osteoarthritis is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the Ampion™ PIVOT trial, as well as risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. These forward-looking statements also include statements regarding the Special Protocol Assessment (SPA) as well as the classification of Ampion™ as a novel biologic with 12 years exclusivity. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Gregory A. Gould

Chief Financial Officer

Phone: (720) 437-6500

ggould@ampiopharma.com